SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Regeneration Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

REGENERATION TECHNOLOGIES, INC.
One Innovation Drive
Alachua, Florida 32615

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Regeneration Technologies, Inc., to be held on Wednesday, May 29, 2002 at 10:00 a.m., Eastern Time, at the University of Florida Hotel & Conference Center, a Doubletree Facility, 1714 SW 34th Street, Gainesville, Florida.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked to (i) elect three directors, and (ii) ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2002.

At the meeting, the board of directors will also report on our affairs and we will provide a discussion period for questions and comments of general interest to stockholders.

We look forward to personally greeting those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

Thank you for your cooperation.

Ve	ry truly yours,

Bri	an K. Hutchison
Pre	sident and Chief Executive Officer

April 30, 2002

REGENERATION TECHNOLOGIES, INC.
One Innovation Drive
Alachua, Florida 32615

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice Is Hereby Given that the Annual Meeting of Stockholders of Regeneration Technologies, Inc. will be held on Wednesday, May 29, 2002 at 10:00 a.m., Eastern Time, at the University of Florida Hotel & Conference Center, a Doubletree Facility, 1714 SW 34th Street, Gainesville, Florida for the following purposes:

(1)	To elect two directors to serve for the ensuing three years and one director to serve for the ensuing two years;

(2)	To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2002; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 22, 2002 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, we urge you to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if you mail the proxy in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

By	Order of the Board of Directors

Bri	an K. Hutchison
Pre	sident and Chief Executive Officer

Alachua, Florida
April 30, 2002

REGENERATION TECHNOLOGIES, INC.

One Innovation Drive
Alachua, Florida 32615

PROXY STATEMENT
GENERAL INFORMATION

Policy Solicitation

This Proxy Statement (first mailed on or about May 2, 2002) is furnished to the holders of our common stock as part of the solicitation by our board of directors of proxies for use at the Annual Meeting of Stockholders or at any adjournment thereof. The Annual Meeting will be held on Wednesday, May 29, 2002, at 10:00 a.m., Eastern Time, at the University of Florida Hotel & Conference Center, a Doubletree Facility, 1714 SW 34th Street, Gainesville, Florida.

We are holding the Annual Meeting in order to: (1) elect two directors for the ensuing three years and one director for the ensuing two years, and (2) ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2002.

Management is not currently aware of any other matters to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on these matters.

Proxies for use at the Annual Meeting are being solicited by our board of directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation for their efforts, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

Revocability and Voting of Proxy

We are enclosing a form of proxy for use at the Annual Meeting and a return envelope for the proxy. You may revoke the authority granted by the execution of a proxy at any time before the effective exercise of the powers conferred by that proxy by: (1) filing with the Secretary a written notice of revocation or a duly executed proxy bearing a later date, or (2) voting in person at the Annual Meeting. Shares of our common stock represented by properly executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies.

Record Date and Voting Rights

On April 22, 2002, there were 21,943,948 shares of our common stock outstanding, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 22, 2002 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. If you do not vote for a nominee or proposal, or you indicate “withholding authority” or “abstain” on your proxy card, your vote will not count either for or against the nominee or proposal. Also, if your broker does not vote on either or both of the proposals, it will have no effect on the vote with respect to that proposal. However, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

The affirmative vote of the holders of a plurality of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Deloitte & Touche LLP.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of April 22, 2002 regarding the beneficial ownership of our common stock by: (1) each person known by us to own beneficially more than 5% of our outstanding common stock; (2) each of our directors and nominees for director; (3) each executive officer named in the Summary Compensation Table below; and (4) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. Unless otherwise indicated, the address of the beneficial owner is: c/o Regeneration Technologies, Inc., One Innovation Drive, Alachua, Florida 32615.

	Shares Beneficially Owned(1)
Name and address of Beneficial Owner	Number	Percent
James M. Grooms(2)	2,213,750	10.1
Brian K. Hutchison	—	—
Richard A. Allen(3)	480,000	2.2
James P. Abraham(3)(4)	52,800	*
Frederick C. Preiss(4)	46,866	*
Thomas E. Brewer(4)	111,317	*
Philip R. Chapman(5)	1,021,716	4.7
Peter F. Gearen(4)	24,000	*
Michael J. Odrich(6)	1,639,085	7.5
Anthony C. Phillips(4)	24,000	*

LB I Group Inc. c/o Lehman Brothers Inc. 3 World Financial Center New York, New York 10285(6)	1,629,485	7.4

RS Investment Management Co. LLC 555 California St., Suite 2500 San Francisco, California 94104(7)	1,799,200	8.2

Artemis Investment Management LLC 437 Madison Avenue New York, New York 10022(8)	1,184,010	5.4

All executive officers and directors included above as a group (10 persons)(9)	5,613,534	25.2

*	Represents beneficial ownership of less than 1%.
(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(2)
Represents 1,421,750 shares held by James M. Grooms Trust. Mr. Grooms is the trustee and beneficial owner of that trust. Also includes 792,000 shares held by the Lisa Wasshausen Limited Trust over which Mr. Grooms may be deemed to hold beneficial ownership. Mr. Grooms resigned as President and Chief Executive Officer effective December 1, 2001 and as Chairman April 22, 2002.

(3)	Messrs. Allen and Abraham ceased to be employed by us effective February 1, 2002.
(4)	Represents options to purchase shares of our common stock.
(5)
Includes an option to purchase 5,187 shares of our common stock and includes 962,558 shares held by Euro-America-II, L.P. and options to purchase 12,912 shares of our common stock also held by Euro-America-II, L.P., which Mr. Chapman may be deemed to beneficially own by virtue of his interest in the general partner of Euro-American-II, L.P. Mr. Chapman disclaims beneficial ownership of all shares other than those held in his name.

(6)
Mr. Odrich’s holding includes an option to purchase 9,600 shares of our common stock which is held in his name. We have been advised that Mr. Odrich has investment control with respect to shares of our common stock held by LB I Group Inc., a wholly-owned subsidiary of Lehman Brothers Holdings Inc. The LB I holding includes an option to purchase 14,400 shares of our common stock. Mr. Odrich disclaims beneficial ownership of all shares other than those held in his name.

(7)
Information is derived from the Schedule 13G, dated December 31, 2001 (the “RSI Schedule 13G”) filed by RS Investment Management Co. LLC (“RSI”) with the Securities and Exchange Commission. The RSI Schedule 13G states that RSI is deemed to have beneficial ownership as of December 31, 2001 of 1,799,200 shares.

(8)
Information is derived from the Schedule 13G, dated December 31, 2001 (the “Artemis 13G”) filed by Artemis Investment Management LLC (“Artemis”) with the Securities and Exchange Commission. The Artemis 13G states that Artemis is deemed to have beneficial ownership as of December 31, 2001 of 1,184,010 shares.

(9)	Includes options to purchase 301,082 shares of our common stock.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our board is divided into three classes with each director serving a three-year term and one class being elected each year. Dr. Gearen and Mr. Odrich are in the class of directors whose term expires in 2002. Messrs. Phillips and Chapman are in the class of directors whose term expires in 2003. Each of these individuals will serve as a director until his term ends, subject to his earlier death, resignation or removal.

At the Meeting, Messers. Gearen and Odrich are to be elected to serve a three-year term until the 2005 Annual Meeting of Stockholders and Mr. Hutchison is to be elected to serve a two-year term until the 2004 Annual Meeting of Stockholders. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and to vote such proxy for the election of the nominees named below. In the event any nominee should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. The nominees have consented to be named and have indicated their intent to serve if elected.

The nominees and our continuing directors, their respective ages, the year in which each first became one of our directors and their principal occupations or employment during the past five years are as follows:

Nominee	Age	Year First Became Director	Employment History

DIRECTOR FOR ELECTION FOR A TERM ENDING 2005

Peter F. Gearen	40	1998
Dr. Gearen has served as a member of our board of directors since we began operations in February 1998. Dr. Gearen was Chief of Staff at the Shands Hospital at the University of Florida and served as Assistant Dean of Clinical Affairs at the University of Florida College of Medicine from 1992 until 1999. He also has been an Associate Professor at the University of Florida College of Medicine since 1993. Dr. Gearen holds a B.A. from Spring Hill College and an M.D. from the Stritch Loyola Medical School.

Nominee	Age	Year First Became Director	Employment History

Michael J. Odrich	37	1998
Mr. Odrich has served as a member of our board of directors since we began operations in February 1998. Mr. Odrich is a Managing Director of Lehman Brothers Inc. and Head of the Firm’s Private Equity Division. He also is a member of the Lehman Brothers Operating Committee and Investment Committee. Mr. Odrich holds a B.A. from Stanford University and received an M.B.A. from Columbia University.

DIRECTOR FOR ELECTION FOR A TERM ENDING 2004

Brian K. Hutchison	42	2002
Mr. Hutchison joined us on December 1, 2001 as President and Chief Executive Officer. Prior to this time, he served 12 years in various positions for Stryker Corporation, most recently as Vice President of worldwide product development and distribution, and previously as Senior Vice President and Chief Operating Officer for Stryker Howmedica’s Osteonics Division. Mr. Hutchison earned a B.S. in Business Administration from Grand Valley State University in 1981. He also completed the Program for Management Development from Harvard Business School in 1995.

CONTINUING DIRECTORS TERM ENDING 2003

Philip R. Chapman	40	1998
Mr. Chapman has served as a member of our board of directors since we began operations in February 1998. He is the President of Venad Administrative Services, Inc. and has been a General Partner of Adler & Company since 1995. Mr. Chapman is also a director of Shells Seafood Restaurants, Inc. He holds a B.S. and an M.B.A. from Columbia University.

Anthony C. Phillips	55	1998
Mr. Phillips has served as a member of our board of directors since 1998. Mr. Phillips has served as President, Chief Executive Officer and a director of Raymedica, Inc. since 1995. Mr. Phillips holds a B.S. from the University of Tennessee.

Our board of directors met four times and acted by written consent four times in fiscal year 2001 with each director attending at least 75% of the total number of meetings.

Our board of directors has an Audit Committee and a Compensation Committee. Our Compensation Committee is currently comprised of Messrs. Chapman and Phillips. This committee is charged with reviewing and approving the compensation and benefits of our key executive officers, administering our employee benefits plans and making recommendations to the full board of directors regarding these matters. The Compensation Committee met three times during 2001.

Our Audit Committee is currently comprised of Messrs. Chapman, Phillips and Gearen. The functions performed by our Audit Committee include recommending to our board of directors the engagement of independent accountants for both audit functions and for advisory and other consulting services and reviewing our audited financial statements and accounting practices. We have adopted an Audit Committee Charter, a copy of which was attached to our proxy statement filed with the Securities and Exchange Commission on April 26, 2001 in connection with its 2001 Annual Meeting of Stockholders. The Audit Committee met six times during 2001. Messrs. Chapman, Phillips and Gearen are independent directors as “independence” is defined in the rules of The Nasdaq Stock Market.

Vote Required

Directors must be elected by a plurality of votes cast at the meeting. This means the nominees receiving the greatest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote shall be elected as directors. If you do not vote for a nominee, or you indicate “withholding authority” on your proxy card, your vote will not count either for or against the nominee. Also, if your broker does not vote on this proposal it will have no effect on the election.

THE BOARD OF DIRECTORS DEEMS THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS TO BE IN REGENERATION TECHNOLOGIES’ BEST INTERESTS AND IN THE BEST INTERESTS OF ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our chief executive officer and each of our executive officers whose total annual compensation during the fiscal year ended December 31, 2001 for services rendered to us was $100,000 or greater.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)	Number of Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Brian K. Hutchison President and Chief Executive Officer(1)	2001	$20,192	$61,400	—	500,000	—	—
	2000	—	—	—	—	—	—
	1999	—	—	—	—	—	—
James M. Grooms Former President, CEO and Chairman(2)	2001	299,611	—	—	—	—	$13,375	(3)
	2000	225,342	—	—	—	—	13,375
	1999	202,304	—	—	—	—	12,875
Frederick C. Preiss Vice President of Operations	2001	184,929	—	—	40,000	—	4,131	(4)
	2000	157,446	—	—	—	—	—
	1999	131,733	—	—	132,000	—	—
Thomas E. Brewer President of Biological Recovery Group, Vice President of Donor Services	2001	177,333	—	—	30,000	—	12,261	(5)
	2000	155,831	—	—	—	—	10,500
	1999	155,400	—	—	—	—	11,245
Richard R. Allen Former Chief Financial Officer, Secretary and Treasurer(6)	2001	175,433	—	—	30,000	—	7,530	(7)
	2000	150,246	—	—	—	—	7,000
	1999	131,733	—	—	—	—	6,667
James P. Abraham Former Vice President of Sales(6)	2001	178,325	40,000	—	30,000	—	9,907	(8)
	2000	156,281	50,309	—	132,000	—	10,471
	1999	150,000	56,362	—	—		10,000
David Bilyeu Former Vice President of Administrative Services(9)	2001	179,015	10,000	—	—	—	—
	2000	96,107	—	—	240,000	—	—
	1999	—	—	—	—	—	—

(1)	Mr. Hutchison joined us as President and Chief Executive Officer on December 1, 2001.
(2)	Mr. Grooms resigned as President and CEO on December 1, 2001 and as Chairman on April 22, 2002.
(3)	Includes matching contributions under our 401(k) Plan of $10,500 and payment of $2,875 for term life insurance.
(4)	Represents payment for term life insurance.
(5)	Includes matching contributions under our 401(k) plan of $9,026 and payment of $3,235 for term life insurance.
(6)	Messrs. Allen and Abraham ceased to be employed by us effective February 1, 2002.
(7)	Includes matching contributions under our 401(k) plan of $6,697 and payment of $833 for term life insurance.
(8)	Includes matching contributions under our 401(k) plan of $9,444 and payment of $463 for term life insurance.
(9)	Mr. Bilyeu ceased to be employed by us effective September 7, 2001.

The following table sets forth information on option grants in the fiscal year ended December 31, 2001 to the persons named in the Summary Compensation Table.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Brian K. Hutchison	500,000	35.3	$10.13	12-03-11	$3,185,351	$8,072,306
James M. Grooms	—	—	—	—	—	—
Frederick C. Preiss	10,000	0.7	10.07	11-12-11	63,330	160,490
Frederick C. Preiss	30,000	2.1	12.46	09-10-11	235,081	595,741
Thomas E. Brewer	30,000	2.1	12.46	09-10-11	235,081	595,741
James P. Abraham	30,000	2.1	12.46	11-17-02	4,455	8,949
Richard R. Allen	30,000	2.1	12.46	08-31-02	—	—
David Bilyeu	—	—	—	—	—	—

(1)
Amounts reflected in these columns represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified annually compounded rates of appreciation of our common stock over the term of the options. These numbers are calculated based on rules adopted by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of our common stock.

The following table sets forth information with respect to: (1) exercises of stock options during fiscal year 2001 and (2) unexercised stock options held at December 31, 2001 by the persons named in the Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Option Exercises		Number of Unexercised Options Held at Fiscal Year End		Value of Unexercised in-the-Money Options at Fiscal Year End(2)
Name	Shares Acquired On Exercise	Value Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Brian K. Hutchison	—	$—	—	500,000	$—	$30,000
James M. Grooms	—	—	—	—	—	—
Frederick C. Preiss	56,334	575,517	46,866	152,800	361,618	859,056
Thomas E. Brewer	61,483	640,901	68,117	116,400	605,560	768,096
Richard R. Allen	—	—	—	—	—	—
James P. Abraham	33,600	370,729	43,200	55,920	210,696	270,437
David Bilyeu	—	—	28,000	—	—	—

(1)	The “value realized” represents the difference between the exercise price of the option and the closing price of our common stock on The Nasdaq Stock Market on the date of exercise.
(2)
The value for an “in-the-money” option represents the difference between the exercise price of the option and the closing price of our common stock on The Nasdaq Stock Market on December 31, 2001 of $10.19.

Employment Agreements

We entered into an employment agreement with Mr. Hutchison effective December 1, 2001. The agreement provides for an annual base salary of $350,000 for the first two years, after which his salary will be reviewed annually by our board of directors. The agreement expires on November 30, 2004. Mr. Hutchison is also eligible to receive an annual bonus, beginning in the first fiscal quarter of 2003 in an amount to be determined by the board of directors provided we achieve certain specified goals. Mr. Hutchison agreed to devote 100% of his working time to our business and affairs. When he entered into the employment agreement with us, Mr. Hutchison received a sign-on bonus and related tax gross-up totalling $61,400, temporary housing and moving expenses and an option to purchase 500,000 shares of our common stock. This option is subject to a stock option agreement under which one fifth of the option vests on each anniversary of the date of the grant. In addition, Mr. Hutchison is eligible to receive options to purchase at least 200,000 shares of our common stock in the first quarter of 2003, 200,000 shares in 2004 and 100,000 shares in 2005, each grant contingent upon achieving certain specified performance goals relating to the performance of Mr. Hutchison and Regeneration Technologies. If the additional options are not awarded by the end of the initial term of the agreement, they will remain available to Mr. Hutchison for at least an additional three years, provided he is still employed by us.

The agreement with Mr. Hutchison provides for us to pay for a $1.0 million life insurance policy payable to a beneficiary of Mr. Hutchison’s choosing. Mr. Hutchison is also eligible to receive standard employee benefits and matching contribution to our 401(k) plan of up to 6% of his salary up to the maximum excludable dollar amount permitted by the Internal Revenue Code. If we terminate Mr. Hutchison without “cause,” he will be entitled to severance pay equal to, in the case of termination within the first year, his salary and benefits for the remainder of the first year and an additional year and five days, and in the case of termination after the first year, one year from the date of termination. In the event of termination for “cause,” Mr. Hutchison will not be entitled to severance pay. In either case, or in the case of a voluntary termination by Mr. Hutchison, he will be precluded from competing with us for two years following termination.

We entered into an employment agreement with Mr. Grooms in February 1998. Mr. Grooms’ most recent annual base salary under the agreement was $302,225. Mr. Grooms also received 108,730 shares of our common stock. Mr. Grooms resigned his position as our CEO and President as of December 1, 2001 and as our Chairman as of April 22, 2002. We presently are negotiating a consulting agreement with Mr. Grooms under which Mr. Grooms would continue as a consultant to us until April 2005. For these services and other consideration, we will pay to Mr. Grooms $16,033 per month, continue Mr. Grooms’ health insurance and continue vesting shares of restricted stock held by him during that time. Mr. Grooms would agree to release us from any liability we may have to him, including under his employment agreement. Mr. Grooms would be precluded under the agreement from competing with us during the consulting term, subject to a one-year extension if we agree to continue the above compensation arrangement during this one-year period.

We entered into an employment agreement with Mr. Brewer in June 1998. Mr. Brewer’s current annual base salary is $177,800. The agreement expires in June 2003. Under the employment agreement, Mr. Brewer agreed to devote 100% of his working time to our business and affairs. When he entered into the employment agreement with us, Mr. Brewer received an option to purchase 216,000 shares of our common stock. This option is subject to a stock option agreement under which one fifth of the option vests on each anniversary of the date of the grant. If we terminate Mr. Brewer’s employment without “cause,” he will be entitled to severance pay in an amount equal to one-half of his then current annual salary and he will be precluded from competing with us for a period of two years following the termination. In the event of termination for “cause,” Mr. Brewer will not be entitled to severance pay, and will be precluded from competing with us for the two years following the termination.

We entered into an employment agreement with Mr. Preiss in November 1998. Mr. Preiss’ most recent annual base salary was $183,400. When he entered into the employment agreement with us, Mr. Preiss received an option to purchase 84,000 shares of our common stock. This option is subject to a stock option agreement under which one fifth of the option vests on each anniversary of the date of the grant. If we terminate Mr. Preiss’

employment without “cause,” he will be entitled to severance pay in an amount equal to one-half of his then-current annual salary, to be paid out monthly, and he will be precluded from competing with us for a period of one year following the termination. If we terminate Mr. Preiss’ employment with us for “cause,” Mr. Preiss will not be entitled to severance pay, and will be precluded from competing with us for the three years following the termination.

We entered into an employment agreement with Mr. Allen in February 1998 which was terminated in February 2002. Mr. Allen’s most recent annual base salary under agreement was $176,600. In February 2002, we entered into a Separation Agreement and Release with Mr. Allen under which he is to continue to serve as a consultant to us until August 2002. For these services and other consideration, we will pay to Mr. Allen $13,538 per month, continue Mr. Allen’s health insurance coverage and continue vesting shares of restricted stock and stock options held by him through that time. Under the agreement, Mr. Allen agreed to a general release of any liability we may have had to him, including under his employment agreement. Mr. Allen is precluded under the Separation Agreement and Release from competing with us through January 2003.

We entered into an employment agreement with Mr. Abraham in November 1998 which was terminated in February 2002. Mr. Abraham’s most recent annual base salary under the agreement was $178,325. In February 2002, we entered into a Separation Agreement and Release with Mr. Abraham under which he is to be paid severance equal to six months’ salary. In addition, we have agreed to continue Mr. Abraham’s health insurance coverage through August 2002 and continue vesting stock options held by him through November 2002. Under the agreement, Mr. Abraham agreed to a general release of any liability we may have had to him, including under his employment agreement. Mr. Abraham is precluded under the Separation Agreement and Release from competing with us through November 2002.

Year 2000 Incentive Compensation Plan

In January 2000, our board of directors and stockholders adopted the Regeneration Technologies, Inc. Year 2000 Incentive Compensation Plan. If we achieve certain profit levels, the plan allows for the creation of an incentive pool and eligible employees receive cash awards from the pool on the basis of the achievement of individual and departmental goals. The board of directors reviews and approves this plan annually and our Chief Financial Officer administers the plan. No awards were paid to officer and executive management level employees for 2001.

Compensation of Directors

Our directors who are also our employees or officers do not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred relating to their attendance at meetings of the board of directors. Beginning January 1, 2001, our non-employee directors are eligible to receive an annual retainer of $12,000, to be paid in advance quarterly. In addition, our non-employee directors are eligible to receive a stipend of up to $1,000 per meeting, as well as reimbursement for their expenses incurred relating to their attendance at meetings of the board of directors. Under our Omnibus Stock Plan, at the discretion of our board of directors or Compensation Committee, our directors also are eligible to receive awards of non-qualified stock options. In 2000, four of our non-employee directors received a grant of an option to purchase 14,400 shares of our common stock. In 2001, none of our non-employee directors received stock option grants.

Omnibus Stock Plan

In July 1998, our board of directors and stockholders adopted the Regeneration Technologies, Inc. Omnibus Stock Plan. A maximum of 4,406,400 shares were authorized for issuance pursuant to that plan. Through December 31, 2001, we issued options to purchase 3,863,177 shares of our common stock to our directors, officers, employees and various third parties which provide services to us. As of December 31, 2001, options to purchase 954,184 shares were exercisable. The exercise prices of the options granted under the Omnibus Stock Plan range from $1.30 to $14.95. As of March 31, 2002, there were 1,079,588 shares of our common stock available for issuance under the plan.

The purposes of the plan are to promote our long-term growth and profitability by providing key personnel with incentives to improve stockholder value and to enable us to attract, retain and reward skilled employees. The plan permits the granting of stock options (including incentive stock options qualifying under Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, or any combination of the foregoing.

The plan is administered by our board of directors or any committee it may designate for this purpose. The board of directors makes the determination with respect to awards under the plan, including which eligible individuals are to receive awards under the plan and the specific terms, vesting conditions, if any, and number of shares of stock to which each award relates. Additionally, the board of directors may grant awards with different terms and conditions and also may accelerate the vesting of outstanding awards and options at any time. At the time the options are granted, the board of directors will set the price at which options can be exercised. However, options intended to qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986 must have an exercise price at least equal to fair market value.

Option holders do not and will not have any rights as stockholders until they have exercised their options. The number of shares of our common stock covered by awards will be adjusted in the event of any stock split, merger, recapitalization or similar corporate event. This plan has a term of ten years, and expires in July 2009.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has been an employee of ours. None of our executive officers serves as a member of the board of directors or the Compensation Committee of any other entity that has one or more executive officers serving as a member of our board of directors or our Compensation Committee.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

To our knowledge, our directors, executive officers and beneficial owners of more than ten percent of our common stock are in compliance with the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934, other than the late filing of one report on Form 4 by Mr. Grooms.

REPORT OF THE COMPENSATION COMMITTEE

General.    The Compensation Committee, presently consisting of Messrs. Chapman and Phillips, was established on April 3, 1998 and is responsible for the planning, review and administration of Regeneration Technologies’ executive compensation program. Prior to the establishment of the Compensation Committee, the board of directors administered the executive compensation programs, monitored corporate performance and its relationship to compensation of executive officers and made appropriate decisions concerning matters of executive compensation.

Our objective on the committee is to provide a superior return to stockholders. To support this objective, we believe we must attract, retain and motivate top quality executive talent. The executive compensation program we adopt is a critical tool in this process. The executive compensation program is designed to link executive compensation to Regeneration Technologies’ performance through at-risk compensation opportunities, providing significant reward to executives based on Regeneration Technologies’ success. The executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives represented by stock options.

Base Salary.    The Compensation Committee recognizes the importance of a competitive compensation structure in retaining and attracting senior executives. The Compensation Committee annually reviews and establishes executive salary levels. The salaries received by executives generally reflect their levels of responsibility and other factors such as assessments of individual performance.

The compensation of Mr. Grooms, our former President, Chief Executive Officer and Chairman, was $299,611 during 2001. This, along with the other compensation provided for in Mr. Grooms’ employment agreement, reflected the board of directors’ agreement on Mr. Grooms’ contributions during 2001, including Mr. Grooms’ performance in strategically positioning Regeneration Technologies for future growth.

In December 2001, Regeneration Technologies hired Mr. Hutchison to serve as Chief Executive Officer and President of the company. In approving Mr. Hutchison’s employment agreement, the Compensation Committee recognized that in order to attract and retain an executive such as Mr. Hutchison, a competitive salary and benefits package would be required. Accordingly, it was decided that an annual salary of $350,000 for the first two years and annual review thereafter, together with the other benefits afforded under the agreement, would be appropriate. The Compensation Committee also decided that the immediate grant of an option to purchase 500,000 shares of Regeneration Technologies’ common stock, with the potential for further grants over the next three years totaling an additional 500,000 shares, would be an appropriate means to tie Mr. Hutchison’s compensation to the performance of the entire enterprise.

Year 2000 Incentive Compensation Plan.    Executive officers are eligible for annual cash performance bonuses under the Year 2000 Incentive Compensation Plan, as described above. The Year 2000 Incentive Compensation Plan is designed to create an additional incentive for certain executive officers and employees to grow Regeneration Technologies’ business while continuing to focus on operating income. The Compensation Committee believes that this form of compensation helps to more closely align the interests of employees with the interests of stockholders. For 2001, no payments were made under the Year 2000 Incentive Compensation Plan since Regeneration Technologies did not achieve a profit for the twelve months ended December 31, 2001.

Stock Options.    Stock option grants have historically been used by the company as part of its compensation program for employees, including executives and management team members. The stock option program permits employees to buy a specific number of shares of common stock in the future. Since stock options gain value only if the price of the common stock increases above the option exercise price, the use of stock option grants reflects our philosophy of linking compensation to performance. In addition, the Compensation Committee believes that stock option grants to executives and management team members help to provide an incentive for their continued employment and otherwise more closely align their interests with the interests of stockholders. We also have used stock options as part of compensation packages developed to attract highly qualified employment candidates.

Option grants made by the Compensation Committee during 2001 to executive officers included the grant of performance options for the purchase of 130,000 shares of common stock. These option grants were part of the Compensation Committee’s program to provide executives with an added long-term incentive through stock-based compensation. The options vest over the next 5 years, at 20% annually on the anniversary date of the grant.

The Compensation Committee believes that linking executive compensation to individual accomplishments as well as corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As strategic and performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal year 2001 adequately reflect Regeneration Technologies’ compensation goals and policies.

Co	mpensation Committee,

Ph	ilip R. Chapman
An	thony C. Phillips

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, presently consisting of Messrs. Chapman, Phillips and Gearen, reviews Regeneration Technologies’ financial reporting process, its system of internal controls, its audit process and the process for monitoring compliance with laws and regulations. All of the Audit Committee members satisfy the definition of independent director as established in the rules of The Nasdaq Stock Market. The board of directors adopted a written charter for the Audit Committee on October 20, 2000, which is attached to the proxy statement filed with the Securities and Exchange Commission of April 26, 2001 in connection with the 2001 Annual Meeting of Stockholders.

The Audit Committee reviewed Regeneration Technologies’ audited consolidated financial statements with the board of directors and management, and discussed with Deloitte & Touche LLP, the independent auditors during the 2001 fiscal year, the matters required to be discussed by Statement of Auditing Standard No. 61. The Audit Committee received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed with them their independence.

After reviewing and discussing the audited consolidated financial statements, the Audit Committee recommended that these audited consolidated financial statements be included in Regeneration Technologies’ Annual Report on Form 10-K. The Audit Committee also recommended the reappointment, subject to stockholder approval, of Deloitte & Touche LLP and the full board of directors concurred.

Management is responsible for Regeneration Technologies’ financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Regeneration Technologies’ independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of Regeneration Technologies and are not accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of the financial statements. The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that the financial statements are presented in accordance with generally accepted accounting principles, that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards or that the independent auditors are in fact “independent.”

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Regeneration Technologies specifically incorporates this information by reference, and shall not otherwise be deemed filed under these acts.

Au	dit Committee,

Ph	ilip R. Chapman
An	thony C. Phillips
Pet	er F. Gearen

COMPARISON OF STOCKHOLDER RETURN

The Securities and Exchange Commission requires us to present a chart comparing the cumulative total stockholder return on our common stock with the cumulative total stockholder return of: (1) a broad equity market index, and (2) a published industry or line-of-business index. We selected the J.P. Morgan H & Q Medical Products Index based on our good faith determination that this index fairly represent the companies which compete in the same industry or line-of-business as we do. The chart below compares our common stock with both the Nasdaq Composite Index and the J.P. Morgan H & Q Medical Products Index and assumes an investment of $100 on August 10, 2000 (the date our shares began trading on The Nasdaq Stock Market) in each of the common stock, the stocks comprising the Nasdaq Composite Index and the stocks comprising the J.P. Morgan H & Q Medical Products Index.

*	$100 INVESTED ON 8/10/00 IN STOCK OR ON 7/31/00.
IN INDEX—INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Legal Relationships with Southeast Tissue Alliance

Separation from UFTB

We began operations on February 12, 1998 when the University of Florida Tissue Bank, now known as the Southeast Tissue Alliance, or SETA, contributed to us its allograft manufacturing and processing operations, related equipment and technologies, distribution arrangements, research and development activities and certain other assets. We also assumed certain liabilities of SETA that were related to the transferred business. Various agreements relating to the transferred business to which SETA was a party also were assigned to us at that time, including one of our two current management services agreements with Medtronic Sofamor Danek. At approximately the same time, we sold shares of our preferred stock to a number of unrelated investors and issued additional shares of our preferred stock to SETA in exchange for the assets it contributed to us.

At approximately the same time as our separation from SETA, James M. Grooms, then our President, Chief Executive Officer and Chairman, who served as an officer of SETA prior to our separation, contributed his royalty rights in certain intellectual property to us in exchange for shares of our preferred stock. We recorded the assets acquired from SETA and Mr. Grooms and the liabilities assumed from SETA at their historical cost basis since these were deemed to be transactions between entities under common control.

SETA is our largest tissue supply source. The tax-exempt status of SETA requires our relationship with SETA to be conducted at arm’s length. For this reason, our relationship with SETA is pursuant to a Tissue Recovery Agreement, which is designed to provide for arm’s–length charges for services between the two companies. Under the agreement, SETA supplies certain of its tissues exclusively to us. Additionally, we have a right of first refusal on other tissues, which SETA is not currently providing to us. We pay SETA recovery fees as reimbursement for expenses it incurs in tissue recovery procedures. The amount of the recovery fee depends upon the type and amount of tissue recovered. We incurred charges of approximately $5.3 million during 1999, $6.7 million during 2000 and $6.2 million during 2001 under this agreement. This agreement expires in April 2009.

Assumption of Conventional Allograft Distribution Business of SETA

On April 15, 1999, we entered into a Programs Transfer Agreement with SETA under which SETA transferred to us its recovery operations outside of Florida and Georgia, conventional allograft distribution services, and its interests in agreements with various tissue recovery programs in exchange for the offset of amounts owed to us by SETA on that date. We also entered into a Tissue Recovery Agreement with SETA under which SETA functions as one of our tissue recovery agencies, supplying to us the majority of the tissue it recovers. Under the terms of the agreements, SETA transferred to us its unprocessed donor tissue and conventional tissue with a fair value of approximately $3.0 million and equipment and fixtures with a fair value of approximately $100,000 as a partial offset against the existing amounts owed to us by SETA. SETA paid us the remaining amounts by offsetting recovery fees from April 15, 1999 through June 30, 1999 against the outstanding balance, which fees, net of administrative costs, were approximately $700,000, and made monthly payments through the end of 1999 to repay the remaining balance of approximately $1.2 million. Prior to this transfer to us of SETA’s tissue recovery operations, we charged SETA approximately $3.5 million during 1998 and approximately $2.6 million during 1999 for tissue processing services.

Legal Relationship with Medtronic Sofamor Danek

The two management services agreements between us and Medtronic Sofamor Danek grant to that company exclusive worldwide rights to provide management services to assist in the distribution of our bone pastes for spinal uses and our current line of spinal allografts, including our MD-Series threaded and non-threaded dowels, tapered dowels and other spinal allografts. We pay to Medtronic Sofamor Danek management services fees as a percentage of the amount charged to customers for the allografts we distributed into these markets. We incurred charges under these agreements aggregating approximately $40.0 million during 1999, $64.6 million during 2000 and $73.2 million during 2001. These agreements terminate in May 2018 and July 2021. During 1999, Medtronic Sofamor Danek purchased shares of our preferred stock for an aggregate purchase price of $5.0 million. Following their conversion into shares of our common stock during our initial public offering, these shares represented approximately 4.6% of our outstanding common stock.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Stockholders will be asked to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2002. Deloitte & Touche LLP audited our consolidated financial statements for the fiscal year ended December 31, 2001. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $562,860.

Financial Information Systems Design and Implementation Fees

Deloitte rendered no professional services for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

All Other Fees

The aggregate fees billed by Deloitte for services rendered to us, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, for the fiscal year ended December 31, 2001 were $256,238.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Deloitte & Touche LLP. If you do not vote for this proposal or you indicate “abstain” on your proxy card, your vote will not count either for or against this proposal. Also, if your broker does not vote on this proposal it will have no effect on the votes cast regarding this proposal.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN REGENERATION TECHNOLOGIES’ BEST INTERESTS AND IN THE BEST INTERESTS OF ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

STOCKHOLDER PROPOSALS

All stockholder proposals intended to be presented at our Annual Meeting of Stockholders to be held in 2003 must be received by us no later than December 26, 2002 for inclusion in the board of directors’ proxy statement and form of proxy relating to the Annual Meeting.

OTHER BUSINESS

Our board of directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

By	Order of the Board of Directors

Dated: April 30, 2002

ANNUAL REPORT

A copy (without exhibits) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon request directed to:

Investor Relations
Regeneration Technologies, Inc.
One Innovation Drive
Alachua, Florida 32615
Telephone: (386) 418-8888

REGENERATION TECHNOLOGIES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 29, 2002

The undersigned, a stockholder of Regeneration Technologies, Inc. (the “Corporation”), hereby constitutes and appoints Brian K. Hutchison and Philip R. Chapman and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Wednesday, May 29, 2002, and at any and all adjournments or postponements thereof, as follows:

(1)    ELECTION OF DIRECTORS

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)

☐ FOR the nominees listed below (except as marked to the contrary below)	☐ WITHHOLDING AUTHORITY to vote for all the nominees listed below

Brian K. Hutchison
Peter F. Gearen
Michael J. Odrich

(2)    PROPOSAL TO RATIFY AND APPOINTMENT OF DELOITTE & TOUCHE LLP

☐ FOR                                                         ☐ AGAINST                                                         ☐ ABSTAIN

(3) In their discretion, upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1 and 2 above. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTORS AND FOR PROPOSAL 2.

Any and all proxies heretofore given by the undersigned are hereby revoked.

Dated:

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.